Exhibit 99.1

Neoware Stockholders Approve Acquisition by Hewlett-Packard Company

KING OF PRUSSIA, Pa.—September 27, 2007—Neoware, Inc. (Nasdaq: NWRE) (“Neoware”) announced today that at a special meeting held today, its stockholders adopted the merger agreement with Hewlett-Packard Company. Approximately 96% of the votes cast and approximately 68% of the shares outstanding and entitled to vote at the special meeting were voted in favor of the proposal to adopt the merger agreement.

Subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, Neoware expects the merger to be completed at 11:59 p.m. (Eastern Daylight Time) on September 30, 2007. Following the closing of the merger, Neoware’s stockholders will receive $16.25 in cash, without interest, for each share of Neoware common stock held.

About Neoware

Neoware, Inc. (Nasdaq: NWRE) is global provider of thin client computing solutions that allow organizations to cut costs by centralizing desktop management, alleviating threats of security breaches and reducing energy consumption. Forward thinking companies enable their desktop virtualization strategies with Neoware’s desktop, laptop and software offerings. Headquartered in King of Prussia, PA, U.S.A., Neoware has offices throughout Europe and Asia. Its products are available worldwide from select resellers and partners, and it has technology partnerships with leading companies.

Neoware is a trademark of Neoware, Inc. All other names, products and services are trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the pending acquisition of Neoware by HP. Factors that could cause actual results to differ materially from those predicted in any forward-looking statements include: the risk that we will not be able to obtain certain regulatory approvals or satisfy or obtain the waiver of conditions to the consummation of the transaction; and changes or circumstances that could give rise to the termination of the merger agreement. These and other risks are detailed from time to time in Neoware’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2007.

Contact:

Neoware, Inc.

Keith Schneck, CFO

(610) 277-8300

invest@neoware.com